Exhibit 4.13


                             Joint Venture Agreement
                                     Between
                        Ko Ho Group C/O Mr. Benny S. Lee
                                       And
                         Oxford Investments Holdings Inc

This Agreement is entered into this 18th day of December 2006, by, between and among Oxford Investments Holdings Inc. (the "Company") with an address at 1315 Lawrence Ave East, Suite 520, Toronto Ontario, M3A 3R3 and Ko Ho Management Co., Ltd., with an address at Flat A 8/F, Perfect Commercial Building, No. 28, Sharp Street West, Hong Kong and Mr. Benny S. Lee, with an address at c/o Ko Ho Management Co., Ltd., Hong Kong Office, Flat A 8/F, Perfect Commercial Building, No. 28, Sharp Street West, Hong Kong ("Seller" or "Mr. Lee").

WHEREAS,  Ko Ho Management  Co., Ltd., is wholly-owned by nominee(s) of Mr. Lee;
and

WHEREAS, Mr. Lee, through his knowledge of the Asian market place, will assist the Company in acquiring a functional and operational business corporation in China within the Company's line of business.

NOW, THEREFORE, in consideration of the premises, the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The Company and Seller shall into a stock purchase agreement for the Company to acquire a fifty percent (50%) ownership interest in the Ko Ho Group (the "Ko Ho Stock Purchase"). The Company shall issue to Seller's designee, Mr. Ian Eon Lee two hundred and fifty thousand (250,000) shares of its S-8 free trading common stock upon the execution of the stock purchase agreement. The Company shall also provide to the Ko Ho Management Co., Ltd., a start up fund of Ten Thousand dollars and thereafter, Five Thousand dollars ($5,000.00) per month for ten months for a total of Sixty Thousand ($60,000.00), to cover the working capital needs of the Ko Ho Management Co., Ltd. Ko Ho Management Co., Ltd., shall provide the Company with invoices for billing of such fund as Market Development Expenses. For proper accounting control purpose, Ko Ho will submit monthly Expenditure Report to the Company.

     2. The Company shall provide financing to Ko Ho Management Co., Ltd., in an amount up to Two Hundred Fifty Thousand Dollars ($250,000.00) plus up to One Million (1,000,000) shares of the Company's common stock, in order for the Ko Ho Management Co., Ltd. to acquire an existing Chinese corporation (the "Acquisition"). The Company shall examine the proposed corporation and shall perform its own due diligence to determine whether the proposed corporation would fit into the Company's current business model. The Ko Ho Management Co., Ltd. shall



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          provide  its  recommendations  to  the  Company  with  respect  to the
          Acquisition, but the Company shall have final approval over the decision to consummate the Acquisition.

     3. The Company shall pay for the legal, accounting and other cost as required by SEC of consummating the Acquisition.

     4. After the first year of the Ko Ho Stock Purchase, the Company shall issue to Mr. Lee or his designee, Mr. Ian Eon Lee of an additional two hundred and fifty thousand (250,000) shares of its S-8 free trading common stock, provided that the Mr. Lee and the Ko Ho Management Co., Ltd. have assisted the Company in meeting performance goals set forth in the attached Exhibit A.

     5. Ko Ho Management Co., Ltd. shall ensure the Company and Ko Ho Management Co., Ltd. follow and abide by all regulatory, legal and other requirements in acquiring the Chinese corporation.

     6. Ko Ho Management Co., Ltd. and the Company shall develop a marketing plan and strategy to market the Company's products in China.

     7.   The Company shall  provide  proper  training to Ko Ho Management  Co.,
          Ltd.  on  all  its  products  with  proper  operational   manuals  and
          presentation/marketing materials.

     8. The Company shall provide and maintain all systems on payment services, including but not limited to, setting up of an internet platform for e-commerce, a processing system for loyalty card, prepaid (store valued) card with IP Pos online capture/redemption capability with an IT center to be set up in China by the Company.

     9. Seller agrees that the Stock acquired hereunder is for investment and not with any present intention to resell the same, within 6 months of issuance. Thereafter, the Seller agrees not sell the shares at a price of not less than $1.00 or within a further period of 6 months, whichever comes the earlier.

     10.  Miscellaneous:

          a. This Agreement supersedes all prior agreements between the parties and may not be changed orally.

          b. The terms and conditions of the Agreement shall be binding upon the distributees, representatives, successors, and assigns of the respective parties.

          c. This Agreement shall be construed pursuant to the laws of the Province of Ontario Canada without regard to conflict of law provisions.


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          d.   This  Agreement may be executed in two (2) or more  counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument, and the signature of any party of any counterpart shall be deemed a signature to any and may be appended to any other counterpart.

     9.   Entire Agreement/Modification

          This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and no representation, promise, inducement, or statement of intention relating to the transactions contemplated by this Agreement has been made by any party that is not set forth in the Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement, this ___day of November, 2006.

Ko Ho Management Co., Ltd.                      Oxford Investments Holdings Inc.



By:____________________                         By: _________________________
   Benny S. Lee                                     Michael Donaghy
   CEO                                              President & CEO


   ____________________________
   Benny S. Lee-Individually





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                                    EXHIBIT A

                               Performance Goals


1. To identify payment service and/or tele-marketing, including call center business, companies in China for acquisition.

2. Work with and support Oxford in the evaluation of such company(ies) and subsequent due diligence process.

3. Once a company (newco) is acquired, work with Oxford to conduct in-depth system review of the newco to either build or enhance the IT capabilities to cope with business requirements and long term business needs.

4. To assist/support the newco management to establish/expand its business plan. Build/expand card product portfolio, including but not limited to: debit card, store-value card, and, credit card.

5. To assist/support the newco in establish/expand its card programs to include but not limited to, affinity card with financial institutions, loyalty card, private label card, and gift card.

6. To train newco management on FocusKard and other products of Oxford with an objective to market them in China and incorporate them into the family of card products (provided it is in compliance with local regulations).

7.   To explore markets in Asia on FocusKard and other Oxford products.


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